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                                                                   EXHIBIT 10.12
[HOLOGIC LOGO]

July 9, 2001

Mr. John W. Cumming
8 Encampment Place
Ridgefield, CT 06877

Dear Jack,

I am pleased to offer you the position of President & Chief Executive Officer for Hologic, Inc. reporting to the Hologic, Inc., Board of Directors.

The following benefits are associated with the position:

1)  Salary: $11,538.46 per bi-weekly pay period ( $300,000 annually)

2) Stock: option to purchase 150,000 shares of currently authorized Company stock, subject to Board of Director approval, based on the price set at the close of business on your first day of this new position. This option, which we believe will represent a valuable equity position in Hologic, will vest quarterly over four years. A detailed stock option agreement will be provided to you shortly after you begin work.

3)  A $600.00 per month car allowance.

4) A BONUS plan will be set for you upon acceptance of this offer based on attaining specific revenue and profitability targets to be mutually agreed upon.

5) The company will provide you with a detailed Relocation package to find suitable housing in the Boston area. We would expect this move to take place shortly after your acceptance of this offer. This package would include realtor's fees, bridge loans, closing costs and moving company expenses as approved by IRS guidelines.

6) You will continue to be eligible for all benefits under the Hologic Employee Benefit Program.

7) Effective this fiscal year, you will be eligible to participate in the Executive Financial Planning Services Program at a maximum reimbursement cost of $5,000.00 per year.

8) Upon official appointment to the position of President & CEO, you will be appointed as a member of the Hologic, Inc. Board of Directors.

9) In addition to other termination agreements, we will recommend to the BOD that you participate in the current Change of Control separation package in place for Executive Officers of the Company.
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This offer and your employment in this capacity will become effective on the date of acceptance and upon completion of all other transition goals including; 1.) Moving to the Bedford area and 2.) Finding a replacement for LORAD.

Sincerely,                          Accepted by:


/s/ Jay Stein                       /s/ John Cumming
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Jay Stein                           John Cumming

Chairman                            July 11, 2001
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